EXHIBIT 5.1


               Favorable determination letter dated June 26, 1998,
             confirming that the Plan is qualified under Section 401
                of the Internal Revenue Code of 1986, as amended



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
         INTERNAL REVENUE SERVICE                                               Department of the Treasury

Plan Description:  Prototype Non-standardized Profit Sharing Plan with CODA
FFN:  50370030001-001      Case:  9700387   EIN:  13-3745616                    Washington, D.C. 20224
RPD:  01 Plan:  001        Letter Serial No:  D366852a
                                                                                Contact Person: Ms. Arrington
         PENTEGRA SERVICES INC.
                                                                                Telephone   Number:   (202)
622-8173
         108 CORPORATE PARK DRIVE
                                                                                In Reference to:
OP:E:EP:T1
         WHITE PLAINS, NY  10604
                                                                                Date:  06/26/98
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Dear Applicant:

In our  opinion,  the form of the plan  identified  above  is  acceptable  under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan, any approved amendments and related documents to each Key District Director of Internal Revenue Service in whose jurisdiction there are adopting employers.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 401(a). Therefore, an employer adopting the form of the plan should apply for a determination letter by filing an application with the Key District Director of Internal Revenue Service on Form 5307, Short Form Application for Determination for Employee Benefit Plan.

Because you submitted this plan for approval after March 31, 1991, the continued, interim and extended reliance provisions of sections 13 and 17.03 of Rev. Proc. 89-9, 1989-1 C.B. 780, are not applicable.

Because you submitted this plan on or after July 1, 1994, it does not meet the requirements for the extension of the remedial amendment period provided by Rev. Proc. 95-12, 1995-3 I.R.B. 24.

This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465, and by the Small Business Job Protection Act of 1996, Pub. L. 104-108.

If you, the sponsoring organization, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsoring organization. Individual participants and/or adopting  employers  with  questions  concerning  the plan  should  contact  the sponsoring organization. The plan's adoption agreement must include the sponsoring organization's address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

                                        Sincerely yours,


                                        /s/ John J. Swieca
                                        John J. Swieca
                                        Chief, Employee Plans Technical Branch 1